UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8−K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

IGI LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 Lincoln Avenue Buena, New Jersey	08310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 30, 2012 (the "Separation Date"), Charles Moore, the President and Chief Executive Officer of IGI Laboratories, Inc., a Delaware corporation (the "Company"), resigned from employment with the Company and resigned as a member of the Company’s board of directors.

In connection with Mr. Moore's departure from the Company, the Company entered into a Separation of Employment Agreement and General Release (the "Separation Agreement") dated August 14, 2012 with Mr. Moore, consistent with the terms of Mr. Moore’s employment agreement. The Separation Agreement provides that the Company shall pay Mr. Moore $138,680 as a separation payment, with such amount to be paid ratably over a 6 month period on each regular payroll payment date during such period.

Also, in the Separation Agreement, Mr. Moore agreed to provide the Company with a general release, and Mr. Moore agreed to certain restrictive covenants, and reconfirmed his agreement to the confidentiality, non-competition and non-solicitation covenants set forth in his employment agreement with the Company, after the Separation Date.

The description of the material terms of the Separation Agreement above is subject to the full terms and conditions of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation of Employment Agreement and General Release dated August 14, 2012 between IGI Laboratories, Inc. and Charles Moore.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2012

IGI LABORATORIES, INC.

By: /s/ Jenniffer Collins
Name:	Jenniffer Collins
Title:	Chief Financial Officer